FOR IMMEDIATE RELEASE

Contact:
Doug Fisher
AgriBioTech, Inc.
702-566-2440

                 UPDATES on AgriBioTech, Inc. chapter 11 FILING

     Las Vegas, NV, February 3, 2000 - AgriBioTech, Inc. (NASDAQ CMS: ABTXQ) provided the following updates on its Chapter 11 filing.

     The petitions for ABT and its operating subsidiaries were filed on Tuesday, January 25, 2000. The case numbers are AgriBioTech, Inc. #00-10533lbr,
AgriBioTech, Inc. Canada #00-10534lbr, Las Vegas Fertilizer Co., Inc. #00-10535lbr, Garden West Distributors, Inc. #00-10536lbr, and George W. Hill & Co., Inc. #00-10537lbr which are all filed with the U.S. Bankruptcy Court for the District of Nevada in Las Vegas. Within a few days, the Company's website (www.agribiotech.com) will contain an extensive section on Chapter 11 matters, including a schedule of events and a link to the Las Vegas court.

     ABT and its subsidiaries are debtors in possession and management is authorized to operate the businesses.

     ABT does not currently have a post petition financing agreement, and is negotiating with its current lending syndicate, led by Bank of America Business Credit, for that financing. ABT is currently using cash collateral under an interim arrangement with its pre-petition lenders.

     ABT has assembled a team of experienced professionals to assist its efforts. Financial expertise is being supplied by the Corporate Restructuring Group of Arthur Andersen's Los Angeles office. The nationally recognized bankruptcy firm of Pachulski Stang Ziehl Young & Jones serves as bankruptcy counsel.

     ABT has begun exploring the sale of non-strategic assets. Interest has been shown in such assets by potential purchasers.

     Dr. Thomas B. Rice, a member of the Board of Directors, Executive Vice President and Director of Research, has resigned his Board and officer positions. Mr. James Hopkins had previously resigned his Board position for health reasons.

     ABT is currently in discussions with, and providing information to, NASDAQ officials regarding continued listing and resumption of trading of its shares. A resumption of trading is not expected soon.

     AgriBioTech, Inc. is a vertically integrated, full-service seed company specializing in the forage and turfgrass sector, complete with research and development of proprietary seed varieties, seed processing plants, and a national and international distribution and sales network.

     Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company and its proposed reorganization, are forward-looking in nature and involve risks and uncertainty. There are various factors that could cause results to differ materially form those anticipated by some of the statements made in this press release. Such factors include the Company's ability to obtain DIP financing from Bank of America; the Company's ability to operate in compliance with the DIP facility or obtain any necessary waivers, amendments or refinancing of the facility; the Company's ability to obtain expected Bankruptcy Court approvals of the Company's proposed use of the DIP facility; the Company's ability to retain its employees, customers and vendors during the Chapter 11 proceeding; the overall viability of the Company's long-term operational reorganization and financial restructuring plan; and other factors disclosed in Item 1 of the Company's annual report on Form 10-K for the year ended June 30, 1999 under the heading "Forward Looking Statements" and other reports filed by the Company with the Securities and Exchange Commission.